Exhibit 99.1

NEWS RELEASE

golden queen mining company llc enters into a REVOLVING CREDIT

LOAN FACILITY for US$20 MILLION AND PROVIDES AN OPERATIONAL UPDATE

Vancouver, British Columbia, October 12, 2018 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) announces that Golden Queen Mining Company LLC (“GQM LLC”), its 50%-owned subsidiary which operates the Soledad Mountain mine, has entered into an agreement with Gauss Holdings LLC and Auvergne LLC (the “Lenders”) whereby the Lenders are providing GQM LLC a revolving credit loan facility (the “Facility”) in the amount of US$20 million. Through Gauss LLC, the Lenders are the other 50% owners of GQM LLC. Gauss Holdings LLC is wholly owned by Jefferies Financial Group, and Auvergne LLC is wholly owned by members of the Clay family.

Under the terms of the agreement, the maturity date of the Facility is March 31, 2020 and the annual interest rate on drawn amounts is 8%. The Company may pre-pay all or part of the Facility at any time prior to the maturity date, and amounts prepaid will not be subject to penalty.

The Company has made an initial US$5 million draw on the Facility for general working capital requirements.

In connection with the Facility, the Lenders were issued 21,486 warrants (the “GQM LLC Warrants”), with each warrant entitling the holder to purchase a unit of GQM LLC for a period of five (5) years at an exercise price of 112.5% of the per-unit value of GQM LLC. The per-unit value is based on the enterprise value less net debt of GQM LLC, where enterprise value equals two times the enterprise value of the Company, as determined by adding (A) the market capitalization implied by the volume-weighted average trading price of the Company’s shares over the five (5) days subsequent to closing the Facility and (B) the Company’s net debt as of June 30, 2018.

The GQM LLC Warrants represent a fully-diluted 7.5% interest in the equity of GQM LLC. If the GQM LLC warrants are exercised, the Company’s interest in GQM LLC will be diluted to 46.25%, which may impact the current accounting treatment of GQM LLC as a controlled subsidiary in the Company’s financial statements.

The Facility is secured by a pledge of the Company’s equity interest in GQM LLC.

Operational Update

During the third quarter of 2018, Soledad Mountain recorded a mined gold grade of 0.026 ounces per ton, the highest quarterly result since the beginning of mine operations. It is anticipated that higher grade ore mined and processed during the third quarter of 2018 will benefit gold production in the fourth quarter of 2018 and the first quarter of 2019. However, less than half of the pad is currently under leach due to the stacking configuration which significantly delays the recovery of gold and silver from the latter parts of the leach cycle. Production in the third quarter was 12,943 ounces of gold and 121,843 ounces of silver. The improved result compared to preceding quarters was driven by the higher-grade ore placed on the pad since the beginning of the year.

Through the first 13 benches mined in the East Pit, ore production has encountered almost 35% more gold ounces than indicated in the mine plan based on the geological model. The strip ratio in the East Pit has been near expectation and there has been an increase in waste stripping at the top of the mountain to facilitate ore mining in 2019 and 2020. This advanced stripping negatively impacts current all-in sustaining costs.

The Company anticipates filing its third quarter financial and operational results on Form 10-Q on or around November 9, 2018.

Technical Information

The scientific and technical content of this news release was reviewed, verified and approved by Golden Queen Mining Company LLC’s Timothy Mazanek, SME, a qualified person as defined by National Instrument 43-101.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution with Respect to Forward-looking Statements: Except for statements of historical fact contained herein, the information in this press release includes certain “forward-looking information” or "forward-looking statements" within the meaning of applicable Canadian and U.S. securities legislation. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will continue to”, or similar terminology. Forward-looking statements include but are not limited to, statements related to expected production rates, ore output and grade results, plans and intentions with respect to activities on the Project, and the results of ongoing drilling supporting past resource estimates. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking information is based on reasonable assumptions that have been made by the Company as at the date of such information and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to differ materially from statements in this press release regarding our intentions including, without limitation, risks and uncertainties regarding: accidents; equipment breakdowns; commodity prices; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical or operational factors; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2017. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by the Company in the press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company does not undertake to update any forward-looking information that is contained or incorporated by reference herein, except in accordance with applicable securities laws.